Exhibit 10(pp)

FIRST AMENDMENT TO THE

EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (the “Amendment”), between United Rentals, Inc. (the “Company”) and Joseph Dixon (“Employee”), is made effective as of May 11, 2008.

WHEREAS, the parties entered into an Employment Agreement on May 11, 2008 (the “Employment Agreement”);

WHEREAS, the parties desire to amend the Employment Agreement to clarify certain payment terms for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to correct certain provisions in accordance with IRS Notice 2010-6.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Employee hereby agree as follows (all capitalized terms used herein which are not defined herein shall have the meanings given such terms in the Employment Agreement):

1. Section 3.1(a) of the Employment Agreement is hereby amended to read as follows:

“In the event Employee’s employment was terminated by the Company without “cause” (as defined below), then: (i) for a period of 12 months following Employee’s termination of employment, the Company shall pay to Employee every two weeks 1/26th of the base salary paid to Employee by the Company during the 12-month period immediately preceding termination of his employment (or if Employee was employed by the Company for a period less than 12 months, 80% of the annualized base salary paid to Employee by the Company for the period of employment preceding the Employee’s termination) (the “Salary Continuation Payments”); (ii) the Company shall pay to Employee an amount equal to the pro-rata portion (based on the percentage of the fiscal year Employee remained employed) of Employee’s target annual cash bonus for the fiscal year in which Employee’s employment was terminated (and any prior fiscal year annual cash bonus if unpaid at the time of Employee’s termination) (the “Pro-Rata Bonus”); and (iii) the Company shall vest a pro-rata portion (based upon the percentage of time that Employee remained employed from the grant date to the scheduled vesting date) of any valid and unvested Restricted Stock Units (“RSUs”) which were granted pursuant to separate agreements executed on or prior to the date of this Agreement (all other aspects of the RSUs shall be governed in accordance with and subject to the provisions of the applicable RSU agreements and plans). The Salary Continuation Payments shall be paid at the times Employee’s base salary would have been paid had Employee’s employment not terminated, provided, however, that the first payment shall be on the sixtieth (60th) day after the date of Employee’s termination, and such first payment shall be equal to the amounts that would have been paid had payments begun immediately after the date of Employee’s termination. The Pro-Rata Bonus shall be paid on or before March 15 of the calendar year following the calendar year in which Employee’s employment was terminated. Notwithstanding the foregoing, if necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations, the payment of the Salary Continuation Payments shall be made as follows: (A) no payments shall be made for a six-month period following the date of Employee’s termination, (B) an amount equal to six months of Salary Continuation Payments shall be paid in a lump sum six months and one day following the date of Employee’s termination with interest at the applicable federal rate pursuant to Section 1274 of the Code, and (C) during the period beginning six months and one day following the date of Employee’s termination through the remainder of the 12-month period, payment of the remaining amount of Salary Continuation Payments shall be made every two weeks in accordance with the Company’s normal payroll practices. All Salary Continuation Payments, Pro-Rata Bonus payment and RSU vesting to Employee provided in this Section 3.1(a) are conditioned upon (i) Employee’s execution of a separation agreement and general release, in such form as the Company in its sole discretion determines and (ii) Employee not revoking such separation agreement and general release within the seven (7) day revocation period following his delivery of such separation agreement and general release. The Company shall provide Employee with the proposed form of the separation agreement and general release no later than seven (7) days following the date of Employee’s termination, and Employee shall execute such separation agreement and general release no later than fifty-two (52) days after the date of Employee’s termination (and Employee shall be provided a seven (7) day revocation period following his delivery of such separation agreement and general release). In the event Employee fails to timely execute (without revoking) the aforementioned separation agreement and general release, or Employee at any time breaches any of the terms of this Agreement, all provisions of this Agreement shall remain in effect for the full terms specified herein, but the Company shall not be obligated to, or shall no longer be obligated to, provide to Employee the Salary Continuation Payments, Pro-Rata Bonus or RSU vesting described in this Section 3.1(a).”

2. Section 9(g) of the Employment Agreement is hereby amended by adding the following to the end thereof:

“If for any reason, such as imprecision in drafting, any provision of this Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent. To the extent that the right to any payment (including the provision of benefits) under this Agreement provides for deferred compensation within the meaning of Code Section 409A that is not exempt from Code Section 409A as involuntary separation pay or a short-term deferral (or otherwise), a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for any payment or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service”. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) subject to any shorter time periods provided herein, in no event shall such reimbursements and payments by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) the amount of such reimbursements, payments and in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the reimbursements and in-kind benefits that the Company is obligated to pay or provide in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (iii) the Employee’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Employee’s remaining lifetime (or if longer, through the 20th anniversary of the effective date of this Agreement).”

3. Except as set forth in this Amendment, the Employment Agreement shall remain in effect as prior to the date hereof.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed on its behalf by an officer thereunto duly authorized and Employee has duly executed this Amendment, all as of the date and year first written above.

UNITED RENTALS, INC.		EMPLOYEE
By:	/s/ Michael J. Kneeland	/s/ Joseph Dixon
Name:	Michael J. Kneeland	Joseph Dixon
Title:	President, Chief Executive Officer and Director	Date:
Date:

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